Exhibit 10.1

AMENDMENT NO. 1 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”), dated as of August 1, 2008, is made and entered into among WYNN RESORTS, LIMITED, a Nevada corporation (the “Borrower”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent (in such capacity, the “Administrative Agent”) on behalf of the Lenders (as hereinafter defined).

RECITALS

A.           The Borrower and the Administrative Agent are parties to that certain Credit Agreement dated as of June 21, 2007 (as amended, modified or supplemented from time to time, the “Credit Agreement”) among the Borrower, the Administrative Agent, Deutsche Bank Securities Inc., as joint lead arranger and joint book running manager, Banc of America Securities LLC, as joint lead arranger and joint book running manager and Bank of America, N.A., as syndication agent, and the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”).

B.           The Borrower has requested that the Lenders agree, subject to the conditions and on the terms set forth in this Amendment, to (i) amend the restriction on assignment set forth in Section 10.07(b)(ii)(D) of the Credit Agreement pertaining to the assignment by a Lender of its interest in the Loan to Affiliates of the Borrower or direct or indirect holders of an Equity Interest in the Borrower in the limited manner set forth in Section 2 below and (ii) amend certain other provisions of the Credit Agreement as set forth herein.

C.           The Lenders are willing to amend the Credit Agreement, subject to the conditions and on the terms set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Administrative Agent on behalf of the Lenders agree as follows:

1.           Definitions

Except as otherwise expressly provided herein, capitalized terms used in this Amendment shall have the meanings given in the Credit Agreement, and the rules of interpretation set forth in the Credit Agreement shall apply to this Amendment.

2.     Amendment.

(a)           Definition of Excluded Distributions.  Section 1.01 of the Credit Agreement is hereby amended by, in the definition of the term “Excluded Distributions,” (A) deleting the word “and” before clause (vi) thereof, and (B) inserting the following new clause (vii) at the end of such definition:

(vii) other dividends, distributions and other amounts paid or advanced to the Borrower or any Restricted Subsidiary thereof in an aggregate principal amount during the term of this Agreement not to exceed $500,000,000.

(b)           Amendment to Section 2.04(b)(iv).   Section 2.04(b)(iv) of the Credit Agreement is hereby amended by replacing the percentage set forth therein “50%” with the percentage “100%.”

(c)           Amendment to Section 10.01.   Section 10.01 of the Credit Agreement is hereby amended by inserting the following two new paragraphs at the end thereof.

Notwithstanding anything to the contrary in this Section 10.01 (but, for the avoidance of doubt, subject to Section 10.07(b)(ii)(D)), any change or amendment to the definition of “Excluded Distributions” or Section 2.04(b)(iv), or any other change or amendment to this Agreement that will effectively result in changes or amendments to such provisions shall require the written consent of Lenders having at least 80% of the sum of (x) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

Notwithstanding anything to the contrary in this Agreement, in the event that the Borrower or any Affiliate of the Borrower, shall offer any fee, payment or other consideration to any Lender in connection with such Lender's consideration or approval of any consent, waiver or amendment hereto or hereunder, or to or under any other Loan Document, then the Borrower shall, or shall cause such Affiliate, to offer such fee, payment or other consideration to each other Lender on a pro rata basis based on the sum of (x) the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Commitments held by each such Lender; provided that (i) the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of of the foregoing and (ii) Mr. Wynn shall not be offered such a fee, payment or other consideration for the portion of the Loans held by Mr. Wynn which he is not entitled to vote pursuant to the terms hereof.  For the avoidance of doubt, any such offer may be conditioned upon consent or agreement to such consent, waiver or amendment.

(d)           Amendment to Section 10.07(b)(ii)(D).  Section 10.07(b)(ii)(D) of the Credit Agreement is hereby amended and restated in its entirety as follows:

  (D) none of the Borrower, any direct or indirect holder of an Equity Interest in the Borrower, or any Affiliate of the Borrower, in any such case other than Mr. Wynn (subject to the following proviso), nor any Person that has been denied an approval or a license, or otherwise found unsuitable by any Gaming Authorities under the Gaming Laws applicable to the Lenders shall be an Eligible Assignee; provided, however, that to the extent that the aggregate amount of unused Commitments and Total Outstandings held by Mr. Wynn exceeds 25% of the aggregate amount of unused Commitments and Total Outstandings held by all Lenders, then notwithstanding any provision of this Agreement to the contrary, (i) Mr. Wynn shall not be entitled to a vote with respect to such excess amount in connection with any amendment, modification, waiver, instruction to the Administrative Agent or any other matter under this Agreement (except that Mr. Wynn shall retain such voting right with respect to the matters described in the first proviso to Section 10.01 that directly affect Mr. Wynn) and (ii) the amount of any such excess shall be excluded from the aggregate amount of unused Commitments, Total Outstandings, and outstanding Loans of any Class under this Agreement for purposes of determining the Required Lenders or any specified percentage of Lenders of any Class.

(e)          Amendment to Section 10.07(e).  Section 10.07(e) is hereby amended by deleting the parenthetical “(other than a natural person)” from the second line thereof in its entirety and replacing it with the following:

  (other than any natural person except Mr. Wynn)

3.     Representations and Warranties.  To induce the Lenders to agree to this Amendment, the Borrower represents to the Administrative Agent and the Lenders that as of the date hereof:

(a)     the Borrower has all power and authority to enter into this Amendment and to carry out the transactions contemplated by, and to perform its obligations under or in respect of, this Amendment;

(b)     the execution and delivery of this Amendment and the performance of the obligations of the Borrower hereunder have been duly authorized by all necessary action on the part of the Borrower;

(c)     the execution and delivery of this Amendment by the Borrower and the performance of the obligations of the Borrower hereunder do not and will not conflict with or violate (i) any provision of the articles of incorporation or bylaws (or similar constituent documents) of the Borrower, (ii) any Requirement of Law, (iii) any order, judgment or decree of any court or other governmental agency binding on the Borrower, or (iv) any indenture, agreement or instrument to which the Borrower is a party or by which the Borrower or any property of the Borrower, is bound, and do not and will not require any consent or approval of any Person;

(d)     this Amendment has been duly executed and delivered by the Borrower and other than as modified by the limited amendment hereunder, the Credit Agreement and the other Loan Documents are the legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(e)     no event has occurred and is continuing or will result from the execution and delivery of this Amendment that would constitute a Default or an Event of Default;

(f)      since the Closing Date, no event has occurred that has resulted, or could reasonably be expected to result, in a Material Adverse Effect; and

(g)     each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the date this representation is being made, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

4.      Effectiveness of this Amendment.  This Amendment shall be effective only if and when executed by the Borrower and the Administrative Agent, on behalf of the Lenders.

5.      Miscellaneous.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW RULES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  This Amendment may be executed in one or more duplicate counterparts and when signed by all of the parties listed below shall constitute a single binding agreement.  Except for the limited amendments set forth in Section 2 hereof, all of the provisions of the Credit Agreement and the other Loan Documents shall remain in full force and effect.  The foregoing amendments shall be strictly construed in accordance with the express terms thereof.  Except with respect to the matters specifically amended thereby, Section 2 above shall not operate as a waiver of any right, remedy, power or privilege of any Lender or the Administrative Agent under the Credit Agreement or any other Loan Document or of any other term or condition of the Credit Agreement or any other Loan Document.  This Amendment shall be deemed a “Loan Document” as defined in the Credit Agreement.  Sections 10.16(a), 10.16(b) and 10.17 of the Credit Agreement shall apply to this Amendment and all past and future amendments to the Credit Agreement and other Loan Documents as if expressly set forth therein.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their duly authorized officers as of the day and year first above written.

WYNN RESORTS, LIMITED a Nevada corporation

By:	/s/ Matt Maddox
Name:	Matt Maddox
Title:	Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Administrative Agent on behalf of the Lenders

By:	/s/ Mary Kay Coyle
Name:	Mary Kay Coyle
Title:	Managing Director

By:	/s/ Kevin F. Sullivan
Name:	Kevin F. Sullivan
Title:	Managing Director